Exhibit 10.4

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”) is made and entered into this 1st of June, 2018 (the “Effective Date”), by and between Urovant Sciences GmbH (“Urovant”), a Switzerland limited liability company with an address of 8 Viaduktstrasse, 4051 Basel, Switzerland, and Roivant Sciences GmbH (“Roivant”), a Switzerland limited liability company with an address of 8 Viaduktstrasse, 4051 Basel, Switzerland. Urovant and Roivant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Urovant in-licensed certain intellectual property rights from Merck (as defined below) pursuant to the Merck Agreement (as defined below) in all countries of the world outside of the Kyorin Territory (as defined below) with respect to Licensed Compounds and Products (both as defined below);

WHEREAS, prior to entering into the Merck Agreement, Merck entered into an agreement with Kyorin (defined below) for the grant of intellectual property rights with respect to the Product for the Kyorin Territory;

WHEREAS, after entering into the Merck Agreement, Urovant and Kyorin entered into the Kyorin Agreement (as defined below) in order to exchange information on the development and commercialization of Licensed Compounds and Products in their respective territories;

WHEREAS, Urovant has certain obligations both to Merck with respect to such intellectual property rights arising from the conduct of development or commercialization of products in China, and to Kyorin pursuant to the Kyorin Agreement;

WHEREAS, Urovant and its Affiliate Roivant entered into the Roivant Agreement (as defined below), whereby Urovant assigned to Roivant the Merck Agreement and its rights related thereto solely as they relate to China;

WHEREAS, Roivant and its Affiliate SSL (as defined below) entered into the Sinovant Agreement (as defined below), whereby Roivant assigned to SSL, inter alia, its rights under the Roivant Agreement in China;

WHEREAS, SSL and its wholly owned subsidiary SinoHK (as defined below) entered in the Sinovant Sublicense (as defined below), whereby SSL sublicensed to SinoHK, inter alia, its intellectual property rights under the Sinovant Agreement in China, Taiwan, Macau, Hong Kong, and South Korea; and

WHEREAS, Urovant and Roivant, on behalf of its Affiliates, desire to enter into this Agreement to coordinate their activities with respect to development of and the sharing of information regarding Licensed Compounds and Products in their respective territories and to clarify their respective responsibilities to Merck and Kyorin with respect to Licensed Compounds and Products;

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

NOW THEREFORE, in consideration of the mutual agreements, covenants and considerations contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, all capitalized terms, whether used in the singular or plural form, will have the meanings set forth below or in the Agreement.

1.1    “Affiliate” means, with respect to a given Party, any entity that, directly or indirectly, through one or more intermediaries, is controlled by, controlling, or under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.1, “control” shall mean direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in any entity.

1.2    “Confidential Information” shall mean (i) information not in the public domain that is disclosed by one Party or its Affiliates to the other Party or its Affiliates, including all data and information relating to any Licensed Compound or Product, or the business, marketing, promotion, affairs, research and development activities, results of clinical studies, national and multinational regulatory proceedings and affairs, finances, manufacturing, plans, contractual relationships and operations of either Party or their Affiliates which is disclosed or provided by or on behalf of one Party to the other Party in connection with this Agreement and (ii) the terms and conditions contained in this Agreement that are not in the public domain.

1.3    “Kyorin” means Kyorin Pharmaceutical Co., Ltd., having a place of business at 6, Kanda Surugadai 4-chome, Chiyoda-ku, Tokyo, 101-8311, Japan.

1.4    “Kyorin Agreement” means the Collaboration Agreement by and between Urovant and Kyorin, dated August 24, 2017.

1.5    “Kyorin Territory” means Japan, Brunei, Cambodia, Hong Kong, Indonesia, Korea, Laos, Malaysia, Myanmar, Philippines, Singapore, Taiwan, Thailand and Vietnam.

1.6    “Licensed Compound” shall have the meaning assigned to it under the Merck Agreement.

1.7    “Merck” means Merck Sharpe & Dohme, Corp., a corporation organized and existing under the laws of the State of New Jersey, Unites States of America.

1.8    “Merck Agreement” means the License Agreement by and between Merck and Urovant, dated February 3, 2017, as amended on April 27, 2017, and as may be further amended from time to time, [a copy of which is attached hereto as Appendix A].

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

1.9    “Merck Indemnitees” shall have the meaning assigned to it under the Merck Agreement.

1.10    “Merck Intellectual Property” shall have the meaning assigned to it under the Merck Agreement

1.11    “Merck Patent Rights” shall have the meaning assigned to it under the Merck Agreement.

1.12    “Product” means any and all pharmaceutical products with any kinds of strength, dosage form, and formulations containing Vibegron or any other Licensed Compound as an active pharmaceutical ingredient, either alone or in combination with one or more other active pharmaceutical ingredient(s).

1.13    “Roivant Agreement” means the China IP Purchase Agreement by and between Urovant and Roivant, dated as of June 12, 2017, as amended on May 22, 2018.

1.14    “Sinovant Agreement” means the China and South Korea IP Purchase Agreement by and between Roivant and SSL, dated as of February 14, 2018.

1.15    “Sinovant Sublicense” means the Intellectual Property License Agreement by and between SSL and SinoHK, dated as of March 16, 2018.

1.16    “SinoHK” means Sinovant Sciences HK Limited (registration number 2639646), with a registered office at 9/F Three Exchange Square, Central, Hong Kong.

1.17    “SSL” means Sinovant Sciences Ltd., a Bermuda exempted limited company with an address at Clarendon House, 2 Church Street, Hamilton HM11 Bermuda.

1.18     “Transferee” means any of Roivant’s assignees, licensees, sublicensees or any other Party that receives or benefits from Roivant’s rights under the Merck Agreement, whether directly or indirectly, to develop and commercialize any Product in China. For clarity, without limiting the generality of the foregoing, SSL and SinoHK shall be deemed Transferees for the purposes of this Agreement.

1.19    “Third Party” means a person or entity other than Urovant or Roivant, or any of their Affiliates.

1.20    “Vibegron” means the chemical compound identified as [***].

ARTICLE 2

DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES

2.1    Development Plan. Roivant shall, or it shall use diligent efforts to require that its Transferees shall, conduct all development activities with respect to any Licensed Compounds or Products in China pursuant to a development plan (“Development Plan”), which includes, without

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

limitation, (i) the proposed overall development program for the applicable Licensed Compound or Product and indications in China, including non-clinical studies, clinical trials, toxicology, formulation, and regulatory plans; and (ii) the anticipated timelines of any non-clinical studies, clinical trials, chemistry, manufacturing and controls development activities, and regulatory meetings and filings. As between the Parties, Roivant and its Transferees shall retain control over all development activities of Products in and for China; provided, that Roivant shall, or shall use diligent efforts to cause its Transferees to, promptly provide to Urovant a copy of the Development Plan and any material amendments thereto upon Urovant’s written request no more than once per year, and consider in good faith any of Urovant’s comments thereto. Urovant shall have the right to share the contents of the Development Plan with Merck, solely to the extent necessary to fulfill its reporting obligations under the Merck Agreement. Notwithstanding the foregoing, if Urovant reasonably determines that any such proposed development activities pose a reasonable likelihood of resulting in a material adverse effect on the development or commercialization of Products outside of China, Urovant and Roivant, or its Transferee as the case may be, shall convene and discuss in good faith a reasonable resolution to such matter; provided, that Roivant shall retain ultimate decision making authority over such matter.

2.2    Cross Territorial Restrictions. Roivant hereby covenants and agrees that it shall not, and shall ensure that its Transferees will not, either directly or indirectly, promote, market, distribute, import, sell or have sold the Product (or any Licensed Compound), including via internet or mail order, into countries outside China. As to such countries outside China (which are exclusively reserved for Urovant), Roivant shall not, and shall ensure that its Transferees will not: (b) engage in any advertising or promotional activities relating to the Product (or any Licensed Compound) that are directed primarily to customers or other purchaser or users of the Product (or any Licensed Compound) located in such countries, (c) solicit orders for the Product (or any Licensed Compound) from any prospective purchaser located in such countries, or (d) sell or distribute the Product (or any Licensed Compound) to any person in China who Roivant or its Transferees have reason to believe intends to sell or has in the past sold the Product (or any Licensed Compound) in such countries. If Roivant or any of its Transferees receives any order for the Product (or any Licensed Compound) from a prospective purchaser located in a country outside China, Roivant shall immediately refer that order to Urovant and neither Roivant nor any such Transferee shall accept any such orders. Neither Roivant nor any Transferee shall deliver or tender (or cause to be delivered or tendered) the Product (or any Licensed Compound) into a country outside China. Both Parties shall not, and shall ensure that its Transferees will not, restrict or impede in any manner the other Party’s exercise of its exclusive rights. Roivant will, and shall ensure that its Transferees will, use its reasonable commercial efforts to establish and maintain a secure supply chain and to ensure that the Product (or any Licensed Compound) is not diverted outside of China. Roivant will, and shall ensure that its Transferees will, reasonably assist Urovant in any investigation relating to the diversion of Product (or any Licensed Compound) from China to countries outside China, including by using reasonable efforts to provide Urovant with a list of any of its distributors, wholesalers, and suppliers of Product (and any Licensed Compound).

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

ARTICLE 3

INFORMATION SHARING; SAFETY DATA

3.1    Information Sharing. Roivant hereby acknowledges that Urovant is subject to certain information sharing obligations pursuant to the Kyorin Agreement that relate to or include or involve the development of Vibegron in countries outside the Kyorin Territory, including China. Roivant shall, or shall use diligent efforts to cause its Transferees to, promptly provide to Urovant any information required for Urovant to satisfy its obligations under the Kyorin Agreement, upon Urovant’s reasonable request following Kyorin’s request to Urovant; provided, that such obligation shall not pertain to any information relating to CMC or manufacturing of Vibegron or any Product, except as agreed by Roivant or such Transferee, and Roivant and its Transferees shall not be obligated to translate any such information or provide any original hardcopy or original files containing any such information. Urovant hereby agrees to provide to Roivant or its Transferees any information Urovant receives from Kyorin with respect to Vibegron pursuant to the Kyorin Agreement upon Roivant’s or its Transferee’s reasonable request (provided, that Urovant shall not be obligated to provide such information in a form other than in which Urovant received it). Urovant further agrees to request information from Kyorin pursuant to the Kyorin Agreement upon Roivant’s or its Transferee’s reasonable request.

3.2    Safety Database; Pharmacovigilance Agreement. The Parties hereby agree that, consistent with Section 8.3 of the Merck Agreement, Urovant shall maintain a global safety database for the Products. Roivant shall, or shall use diligent efforts to cause its Transferee to, periodically (and in any event no less than once a calendar quarter) report to Urovant any safety data generated in China with respect to any Product during such reporting period; provided, that upon the occurrence of any material safety adverse event with respect to Products in China, Roivant shall, or shall use diligent efforts to cause its Transferee to, promptly (and in any event no more than two (2) days thereafter) notify Urovant of such event and provide any relevant information thereto as reasonably requested by Urovant. Upon reasonable request by Roivant or its Transferee, Urovant shall provide Roivant or its Transferee with reasonable access to the global safety database. Within sixty (60) days of this Agreement, Urovant and Roivant (or its Transferee) shall execute a pharmacovigilance agreement on reasonable and customary terms (“Pharmacovigilance Agreement”) that shall provide, among other things, guidelines and responsibilities for (a) the receipt, investigation, recording, review, communication, reporting, and exchange between such Parties of adverse event reports and other safety information relating to the Product such as CCDSs, safety signaling, core-RMP, periodic / aggregate reports (DSUR, PBRER) without any consideration; (b) appropriate reconciliation procedures to ensure adequate and compliant exchange of safety data; (c) contact with government authorities with respect to the foregoing; and (d) Urovant’s maintenance of a global safety database with respect to the Product at its cost; in each case (a)-(d), in accordance with applicable law. The Pharmacovigilance Agreement shall contain terms no less stringent than those required by ICH or other applicable guidelines to allow the Parties to meet the applicable regulatory and legal requirements regarding the management of safety data in their respective territories.

3.3    Right of Reference. Urovant hereby grants Roivant or its Transferee access to, and a right of reference with respect to, all regulatory materials controlled by Urovant with respect to

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

any Product and corresponding documentation, solely for the purposes of (a) commercializing any Product in China, and (b) developing or manufacturing any Product in China (including the use for any meeting with or any submission to the relevant government authority for the purpose of obtaining any regulatory approvals of any Product for any indication), in each case, in accordance with all applicable laws. Roivant hereby grants to Urovant (and its Affiliates and sublicensees) access to, and a right of reference with respect to, all regulatory materials controlled by Roivant or its Transferees and corresponding documentation, for the purposes of (i) commercializing any Product outside of China, and (ii) developing or manufacturing any Product outside of China (including the use for any meeting with or any submission to the relevant government authority for the purpose of obtaining any regulatory approvals of any Product for any indication), in each case, in accordance with all applicable laws.

ARTICLE 4

CONFIDENTIALITY

4.1    Confidential Information. All Confidential Information disclosed by Roivant, any Transferee, or Urovant (“Disclosing Party”) to the other Party or its Transferees (“Receiving Party”) hereunder shall be maintained in confidence by the Receiving Party and shall neither be disclosed to any Third Party (other than Merck or Kyorin as provided for in this Agreement or the Merck Agreement) nor used for any purpose except as set forth herein without the prior written consent of the Disclosing Party, except as provided in Sections 4.2 and 4.3, and except to the extent that such Confidential Information:

(a)    is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b)    is properly in the public domain by use and/or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c)    is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d)    is independently developed by the Receiving Party without use of or reference to the Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

4.2    Permitted Disclosure. Notwithstanding the foregoing, the Receiving Party may disclose the Confidential Information of the Disclosing Party to:

(a)    its Affiliates, actual or potential sublicensees, business partners, subcontractors, employees, consultants, agents, and advisors solely on a “need to know” basis, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use of such Confidential Information no less restrictive than those set forth in this Article 4; and

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

(b)    actual or potential investors, investment bankers, lenders, other financing sources or acquirors (and attorneys and independent accountants thereof) in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations by such Third Parties or in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by terms of confidentiality and non-use (or, in the case of the Receiving Party’s attorneys and independent accountants, such Third Party is obligated by applicable professional or ethical obligations) that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry).

4.3    Compelled Disclosure. If Receiving Party becomes legally compelled to disclose any Confidential Information, other than pursuant to a confidentiality agreement, Receiving Party will provide Disclosing Party prompt written notice of such disclosure and will assist Disclosing Party in seeking a protective order or another appropriate remedy. If Disclosing Party waives Receiving Party’s compliance with this Agreement or fails to obtain a protective order or other appropriate remedy, Receiving Party will furnish only that portion of the Confidential Information that is legally required to be disclosed as advised by outside counsel; provided, that any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure.

4.4    Publication. If Roivant or its Transferees wish to submit any publications disclosing the results of studies carried out with respect to the Product in China, it shall provide Urovant with the opportunity to review and comment on any proposed publication which relates to the Product at least thirty (30) days prior to its intended submission for publication. Roivant and its Transferees shall: (a) consider in good faith any comments thereto provided by Urovant within such thirty (30) day period; and (b) remove any Confidential Information of Urovant identified by Urovant as part of its review.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1    Roivant or its Transferee shall have the right to exercise the rights of Urovant under the Merck Agreement to undertake to file, prosecute and maintain the Merck Patent Rights in China, and at its sole cost; provided, that Roivant shall, or shall use diligent efforts to cause its Transferee to, coordinate with Urovant with respect to any such filings or other interactions with patent offices in China and consider in good faith any comments raised by Urovant, and in the event Roivant or its designated Transferee does not elect to so file or prosecute or maintain any such Merck Patent Rights, it shall inform Urovant and provide it with at least forty-five (45) days prior notice of any impending deadline and Urovant shall have the right, at its expense, to assume responsibility for such filings and maintenance, and if it does not exercise such right, then Merck shall have such right, consistent with the Merck Agreement.

5.2    Roivant shall, or shall use diligent efforts to cause its Transferees to, inform Urovant within five (5) business days of learning of any request for, or filing or declaration of, any interference, derivation, opposition, reexamination, or post grant review or similar proceedings or notice from a Third Party indicating the possibility of any such action relating to any Merck Patent

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Right in China. Roivant or its designated Transferee shall have the first right to control the defense of such action at its own expense and shall permit Urovant, or Merck as the case may be, to participate in such action. If Roivant does not wish to proceed with the defense of any such action, it shall notify Urovant in writing and Urovant, or Merck, if Urovant does not exercise such right, shall have the right to so defend such action, consistent with the Merck Agreement.

5.3    Roivant or its Transferee shall have the first right to take any actions to enjoin any and all infringements or unauthorized uses of the Merck Intellectual Property in China, including the right to settle any such action; provided, that it shall not settle any such action in a manner that would impose any restrictions on Urovant’s ability to develop or commercialize Products in the rest of the world outside of the Kyorin Territory, without the consent of Urovant. If Roivant or its Transferee fails to assume such control of such action within the earlier of (i) ten (10) calendar days after service of the complaint in such action, or (ii) ten (10) calendar days prior to any date any answer or other response is due in connection with any such action, Urovant or Merck, if Urovant does not exercise such right, shall have the right to assume direction and control thereto, at its cost and expense. Urovant shall not settle any such action in a manner that would impose any restrictions on Roivant’s or its Transferee’s ability to develop or commercialize Products in China, without the consent of Roivant and its Transferee.

ARTICLE 6

INDEMNIFICATION; TERMINATION OF MERCK AGREEMENT

6.1    Urovant shall and hereby does agree to indemnify and to hold Roivant and its Transferee harmless against any and all losses, damages, liabilities, expenses and costs, including reasonable attorneys’ fees, which Roivant or such Transferee may become subject to as a result of any claims, suits, actions or proceedings by Merck arising from, relating to, or attributable to the breach by Urovant of any of its payment or other obligations to Merck (other than any such breach caused by any failure of Roivant to pay or to cause to be paid to Urovant any milestones or royalties arising from the development or commercialization of Products in China required to be paid pursuant to the Roivant Agreement).

6.2    Roivant shall or shall cause its Transferee to, indemnify directly, on behalf of Urovant, the Merck Indemnitees from any and all losses arising from Third Party claims resulting from any breach by Roivant or any Transferee of its obligations as an assignee of the Merck Agreement with respect to China, or the development or commercialization of the Products in China, or its negligence or willful misconduct in exercising such rights or obligations (a “China Based Claim”), all as further provided in and in accordance with Section 13.2 of the Merck Agreement. In the event any China Based Claim for indemnification is brought by any Merck Indemnitee against Urovant under the Merck Agreement, Urovant shall promptly provide such notice to Roivant or its Transferee, in which event Roivant or such Transferee, and not Urovant, shall be solely responsible for the investigation, defense, settlement and discharge of such claim all as provided in Section 13.2 of the Merck Agreement, applied mutatis mutandis.

6.3    Urovant agrees that it shall not exercise any unilateral termination rights with respect to the Merck Agreement as they relate to any Licensed Compound or Product in China

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

unless directed to do so in writing by Roivant or its Transferee. Roivant agrees that it shall not, and shall use diligent efforts to cause its Transferees not to, exercise any unilateral termination rights with respect to the Merck Agreement as they relate to any Licensed Compound or Product in China until it first provides Urovant written notice thereof, in which event Urovant shall have the right to re-acquire from Roivant such rights, on terms to be agreed upon by the Parties.

6.4    The term of this Agreement shall extend until the termination or expiration of the Merck Agreement by either Party as it relates to its territory, or the cessation of all Licensed Compounds and Products by a Party, whichever occurs later.

ARTICLE 7

MISCELLANEOUS

7.1    No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel, or otherwise. All rights are or shall be granted only as expressly provided in this Agreement.

7.2    Mutual Representations, Warranties and Covenants. Each of the Parties hereby represents and warrants to the other Party as of the Effective Date and covenants that:

(a)    Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b)    Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.

(c)    Authorization. The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.

(d)    No Inconsistent Obligations. Neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

7.3    No Other Representations or Warranties. NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. ANY INFORMATION PROVIDED PURSUANT TO THIS AGREEMENT IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO ACCURACY, COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

7.4    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without obtaining the prior written consent of the other Party, except that each Party may assign its rights and obligations under this Agreement in whole or in part to one or more of its Affiliates without the consent of the other Party. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 7.4 shall be null, void and of no legal effect.

7.5    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, or by (a) air mail (postage prepaid) requiring return receipt, (b) international courier, or (c) e-mail to the Party to be notified at its address(es) given below, with delivery and read receipts requested, or at any address such Party may designate by a prior written notice to the other Party in accordance with this Section 7.5. Notice shall be deemed sufficiently given for all purposes upon: (i) if by air mail or courier, the date of actual receipt; or (ii) if by e-mail, the date of confirmation of receipt by the intended recipient. Notices shall be sent to:

For Urovant:	Urovant Sciences GmbH
8 Viaduktstrasse
4051Basel, Switzerland
Attention: VP, Head of Global Transactions

With Copy To:	Urovant Sciences, Inc.
5151 California Avenue, Suite 250
Irvine, CA 92617
Attention: General Counsel
Bryan.Smith@Urovant.com

For Roivant:	Roivant Sciences GmbH
8 Viaduktstrasse
4051 Basel, Switzerland
Attention: VP, Head of Global Transactions

With Copy To:	Roivant Sciences, Inc.
320 West 37th Street, 6th Floor
New York, NY 10018
Attention: Legal Department
Email: legalteam@roivant.com

7.6    Entire Agreement. This Agreement and the Appendixes attached hereto and made a part hereof contain every obligation and understanding between the Parties relating to the subject hereof and merge all prior discussions, negotiations and agreements between them, and none of the Parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

7.7    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

7.8    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

7.9    Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement or the Party’s respective performance hereunder. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of New York, without giving effect to any choice of law principles that would require the application of the laws of a different country.

7.10    Dispute Resolution. Any dispute, claim or controversy arising out of or in connection with this Agreement shall be finally resolved through arbitration under the Commercial Arbitration Rules of the American Arbitration Association in force as of the date of this Agreement. The place of arbitration shall be New York, and the arbitration shall be conducted in the English language. The award issued by the sole arbitrator shall be final and binding upon the parties and shall not be subject to appeal.

7.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

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[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date, by their duly authorized representatives.

UROVANT SCIENCES GMBH		ROIVANT SCIENCES GMBH

By:	/s/ Sascha Bucher	By:	/s/ Ruben Masar
Name:	Sascha Bucher	Name:	Ruben Masar
Title:	Managing Director	Title:	Secretary of the Board

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406.